Exhibit 10.12

100 Beaver Street, Suite 201, Waltham, MA 02453  •  Voice 781 996 5252  •  Fax 781 642 0399  •  www.kalarx.com

August 19, 2014

Dear Hongming:

This letter agreement amends and restates in its entirety the letter agreement, dated November 10, 2009 provided to you by Hanes Newco, Inc. (now renamed Kala Pharmaceuticals, Inc. (the “Company”) in connection with the commencement of your employment with the Company.  Subject to the terms and conditions set forth in this letter agreement, I am pleased to offer you the position of Chief Scientific Officer of the Company effective as of July 21, 2014.  In this position you will report directly to the Company’s Chief Executive Officer, the President or Interim President of the Company or to such member or members of the Board of Directors of the Company (the “Board”) as the Board shall determine from time to time.  You will be expected to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures as in effect from time to time.  You will be expected to perform the duties of your position, together with such other duties as may reasonably be assigned to you from time to time, on the understanding that all assigned duties will be generally consistent with your position as Chief Scientific Officer.  Moreover, during your employment with the Company, you will be expected to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

Base Salary:  You shall be paid on a bi-weekly basis at an annual base rate of $310,000, such salary to be paid in accordance with Company’s standard payroll practices.  Your base salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”).  Your salary may be increased but may not be decreased, unless the Company decreases the salary of all similarly situated employees of the Company generally, in which case your salary may be proportionately decreased.

Cash Bonus:  You will also be eligible to earn a performance-based bonus with a target of 30% of your annual base salary.  Payment of this bonus shall be based on written Company and personal objectives and criteria established by the Compensation Committee.  The cash bonus, if any, will be determined by the Board in its discretion, will be paid annually after the first of the year (but in no event later than March 15), subject to you being employed with the Company on the preceding December 31st.

Benefits:  In addition to your compensation as set forth above, you are eligible during your employment to participate in all employee benefit plans made generally available by the Company to its employees from time to time, subject to plan terms and generally applicable Company policies.  These benefits, of course, may be modified or changed from time to time for executives and employees generally in the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee.  Additionally, the Company will reimburse you for all actual, necessary and reasonable expenses you incur in the course of the Company’s business, subject to the Company’s expense policy as in effect from time to time and the terms of Exhibit A, attached hereto.

Equity: Subject to approval by the Board, the Company shall grant you an option (the “Option”) under the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (as amended to date, the “2009 Plan”) to purchase 574,146 shares of the Company’s common stock at an exercise price equal to the fair market value thereof as of the date of Board approval.  The shares subject to the Option shall vest monthly over forty-eight (48) months, in equal monthly amounts, with the first vesting date occurring one month after the date hereof, subject to your continuing employment with the Company.  You will also be eligible for annual grants of options, including but not limited to performance-based options and/or milestone-based options, said grants to be made in the sole discretion of the Board.

All options and shares granted to you that vest based solely on your continued service with the Company will immediately vest if, during your employment: (i) a Change of Control (as defined below) occurs and, within twelve (12) months following such Change of Control, the Company or its successor terminates your employment without Cause (as defined below) or you voluntarily terminate your employment for Good Reason (as defined below), (ii) the Company terminates your employment without Cause, or (iii) you voluntarily terminate your employment for Good Reason.  In any of these events, one hundred percent (100%) of the options that vest based solely on your continued service with the Company and are not then vested, and which have not been exercised, cancelled or forfeited, shall become vested and exercisable in full as of the date of such termination.  The period for exercising such Options shall be as set forth in the applicable stock option plan, certificate or agreement.

A “Change of Control” shall mean, for purposes of the foregoing paragraph, (i) a merger or consolidation in which (A) the Company is a constituent party, or (B) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (A) or (B) any such merger or consolidation involving the Company or a subsidiary of the Company in which the beneficial owners of the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue beneficially to own, immediately following such merger or consolidation, at least a majority by voting power of the capital stock of (x) the surviving or  resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or a Company subsidiary of all or substantially all the assets of the Company and the Company subsidiaries taken as a whole (except in connection with a merger or consolidation not constituting a Change of Control under clause (i) or where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned

Company subsidiary); or (iii) the sale or transfer, in a single transaction or series of related transactions, by the stockholders of the Company of more than 50% by voting power of the then-outstanding capital stock of the Company to any person or entity or group of affiliated persons or entities.

“Good Reason” shall mean: (1) a reduction in Base Salary or material reduction in benefits other than such a reduction that is proportionate to a reduction in salary or benefits of all executives of the Company generally, (2) a material breach by the Company of this letter agreement, (3) the relocation of your place of employment more than fifty (50) miles from your then current location without your express written consent, (4) a material reduction in your job duties, authority or responsibilities so as to constitute a de facto demotion (other than a change effected in connection with the integration of the operations of the Company into the operations of an acquirer in connection with a Change of Control) or (5) the determination by a court of competent jurisdiction of illegal conduct by the Company or the officers of the Company acting solely in their capacity as officers in the performance of their duties for the Company which conduct and determination has a material adverse effect on the Company.  Provided, none of the foregoing shall qualify as Good Reason unless, within ninety (90) days of the occurrence of the event you claim so qualifies, you shall have provided the Board with written notice specifying in detail the basis for such claim, and a reasonable opportunity to cure the claimed Good Reason, and the Company fails to cure such Good Reason within thirty (30) days of its receipt of your notice.  Provided further, no termination for Good Reason shall so qualify unless you shall terminate your employment at the Company no more than thirty (30) days following the expiration of the Company’s cure period.

Severance:  In the event that your employment were to be terminated by you for Good Reason or by the Company without Cause, you will receive severance of ten (10) months of your annual base salary then in effect, plus a pro rated portion of the bonus attributable to the year of termination payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination, based on the Company’s and your performance against previously established milestones, together with reimbursement for the cost of up to ten (10) months of COBRA premiums for continued health benefit (medical, dental, and vision) coverage (for so long as you are eligible for such coverage through COBRA).  All payments, other than the pro-rated portion of the bonus will be made in a lump sum on the Payment Date (as defined below).  The payments and benefits provided for in this paragraph shall be subject to Exhibit A attached hereto.

“Cause” shall mean: (a) commission of, or indictment or conviction of, any felony or any other crime involving dishonesty; (b) participation in any fraud, deliberate and substantial misconduct, breach of duty of loyalty or breach of fiduciary duty against the Company; (c) intentional and substantial damage to any property of the Company; (d) serious misconduct by you that in the good faith and reasonable judgment of the Board demonstrates gross  unfitness to serve as Chief Scientific Officer of the Company; (e) persistent, unsatisfactory job performance that remains uncured for at least thirty (30) days following written notice detailing the same from the Company; (f) your failure to secure and maintain work visas or other documentation sufficient to allow your service to the Company in the manner contemplated herein; or (g) your breach of any material provision of this letter agreement or the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement to which you are a party, in either case, which breach (if capable of cure) remains uncured for a period of thirty (30) days after written notice to you from the Company.  Termination of your employment with Cause will result in no severance pay.  Notwithstanding anything to the contrary in any applicable stock option agreement, solely in the event of a termination of your employment for cause you will have fifteen (15) days from such termination to exercise all then vested options.

As a condition precedent to the receipt of any severance payments or accelerated vesting of any options pursuant to this letter agreement or pursuant to any equity award agreement, you will be required to execute a standard separation agreement and general release of claims in favor of the Company, in the form substantially attached hereto as Exhibit B, and any revocation period applicable to such release must expire, within sixty (60) days following your date of termination (the date on which the revocation period expires, the “Payment Date”).  Notwithstanding the foregoing, if the 60th day following your date of termination occurs in the calendar year following the year in which your termination occurs, then the Payment Date shall be no earlier than January 1 of such subsequent calendar year.

Attorney’s Fees.  The Company agrees that it will reimburse you up to a maximum amount of $2,000 for the legal fees incurred by you in connection with the review and negotiation of this letter agreement.  The payment will be made directly to the law firm retained by you, subject to receipt of an invoice, with such invoice to be provided within 30 days following the date hereof and such reimbursement to be made within 30 days following receipt of the invoice.

Vacation:  You are entitled to twenty-four days of paid vacation per fiscal year.  You will be entitled to earn additional vacations with increasing years of service, in accordance with the Company’s vacation policy.  Any unused vacation will be paid upon termination of your employment, in accordance with the Company’s annual vacation accrual policy.

At-Will Employment:  You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice, subject to the terms of this letter agreement.

Arbitration and Equitable Relief:  Should a dispute arise in connection with, relating to or concerning this letter agreement or your employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this letter agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this letter agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The Company will pay for the arbitration.  The arbitrator may grant injunctive or other relief in such dispute or controversy.  The decision of the arbitrator, shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.  Notwithstanding anything in this paragraph to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any confidentiality or non-competition obligations of the other party.

Indemnification:  You shall be entitled to corporate indemnification and insurance coverages to the same extent provided to other senior officers and directors of the Company.  In this regard, the Company, at a minimum, shall indemnify you to the fullest extent permitted under its by-laws and/or applicable law.  Furthermore, at all times during your employment, the Company will maintain a directors and officers liability insurance policy.

Assignment:  All of the terms and provisions of this letter agreement shall be binding on and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto (including, in the case of the Company, any acquiror), except that your duties and responsibilities under this letter agreement are of a personal nature and shall not be assignable or delegable in whole or in part by you.

Miscellaneous:

You represent that you have disclosed to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.  It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case.  You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with or could reasonably be perceived as conflicting with your obligations to the Company.  Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and covenant that in performing your duties for the Company you will not in any way utilize any such information.

The Company maintains a smoke-free, drug-free workplace policy and supports equal employment opportunities for all of its employees.  As a Company employee, you are expected to abide by the Company’s rules and standards.

You acknowledge the continuing effectiveness of the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement which you executed as a condition of your employment with the Company and which requires, among other things, the assignment of patent rights to any invention made during your employment at the Company, non-disclosure of Company proprietary information, and an agreement not to engage in direct competitive activities with the Company through the twelve (12) month period following the termination of your employment for any reason.

This letter agreement, along with any agreements executed by you and the Company relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations and/or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral.  This letter agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company and you.

This letter agreement is intended to apply and be construed in harmony with your Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement, provided, however, this letter agreement shall control and take precedence in the event of any conflict between it and that agreement.

If this letter agreement correctly sets forth the terms under which you will continue to be employed by the Company, effective as of the date hereof, please sign the enclosed duplicate of this letter agreement in the space provided below and return it to Charlie McDermott via email (charlie.mcdermott@kalarx.com) or fax 781-642-0399 with originals to follow.

Sincerely,

/s/ Charlie McDermott
Name: Charlie McDermott
Title: Interim President and Chief Business Officer

Agreed to and accepted:

Signature:	/s/ Hongming Chen

Printed Name:	Hongming Chen

Date: 8/19/2014

Enclosures (3)

Duplicate Original Letter Agreement

Exhibit A:  Payments Subject to Section 409A

Exhibit B:  Form of Separation and Release Agreement

EXHIBIT A

Payments Subject to Section 409A

1.                                      Subject to this Exhibit A, any severance payments that may be due under the letter agreement shall begin only upon the date of your “separation from service” (determined as set forth below) which occurs on or after the termination of your employment.  The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to you under the letter agreement, as applicable:

(a)                                 It is intended that each installment of the severance payments under the letter agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b)                                 If, as of the date of your “separation from service” from the Company, you are not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c)                                  If, as of the date of your “separation from service” from the Company, you are a “specified employee” (within the meaning of Section 409A), then:

(i)                                     Each installment of the severance payments due under the letter agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when your separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the letter agreement; and

(ii)                                  Each installment of the severance payments due under the letter agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following your “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, your death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following your separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of your second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when your separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      All reimbursements and in-kind benefits provided under this letter agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4.                                      The Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of the letter agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

EXHIBIT B: Form of Separation and Release Agreement

[KALA LETTERHEAD]

BY [METHOD OF DELIVERY]

[INSERT DATE]

[INSERT EMPLOYEE NAME]
[INSERT EMPLOYEE ADDRESS]

Dear [INSERT EMPLOYEE NAME]:

The purpose of this letter agreement is to confirm the terms regarding your separation of employment from Kala Pharmaceuticals, Inc. (the “Company”), effective [INSERT SEPARATION DATE].  The Company will provide you with the severance benefits described in Section 2 below if you sign and return this letter agreement (the “Agreement”) to the Company by [Insert Return Date — At least 21 days after agreement is received by the employee (but no earlier than the Separation Date)] and it becomes binding between you and the Company.  By signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Section 4.  Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given at least twenty-one (21) days to do so.  If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing.  If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day period.

If you choose not to sign and return this Agreement by [Insert Return Date - Same as Above] or if you timely revoke your acceptance in writing, you shall not receive any severance benefits from the Company.  You will, however, receive payment on your Separation Date, as defined below, for your final wages and any unused vacation time accrued through the Separation Date.  You may also, if eligible, elect to continue receiving group medical, dental and vision insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.  Further, pursuant to the Company’s 2009 Employee, Director and Consultant Equity Incentive Plan (as amended to date, the “2009 Plan”), you will have up to 90 days after the Separation Date to exercise any vested stock options you may have (as provided for by the 2009 Plan) subject to the terms of the letter agreement between you and the Company dated August[   ], 2014 (the “2014 Letter Agreement”).  All unvested stock options will be cancelled on the Separation Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement.

1.                                      Separation Date.  Your effective date of separation from the Company is [INSERT SEPARATION DATE](1) (the “Separation Date”).  As of the Separation Date, all salary

(1)  Please note that, if the Separation Date is after the date of this Agreement, the Agreement will need to be modified, as certain return dates will change.

payments from the Company will cease and any benefits you had as of the Separation Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

2.                                      Description of Severance Benefits.  If you timely sign and return this Agreement and do not revoke your acceptance, the Company will provide the following severance benefits set forth in the 2014 Letter Agreement, as amended from time to time, between you and the Company (the “Severance Benefits”).  You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Separation Date other than as described in this Section 2 and in the 2014 Letter Agreement.

3.                                      Representation on Action.  You represent that you have not filed or reported any complaints, claims or actions against any of the Released Parties with any state, federal or local agency or court.

4.                                      Release.  In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your periods of employment with and/or separations from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 et seq. and M.G.L. c. 214, § 1C, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, § 52D, the Massachusetts Equal Pay Law, M.G.L. c. 149, § 105A et seq., the Massachusetts Maternity Leave Act, M.G.L. c. 149, § 105D, and the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all federal and state whistleblower claims to the extent permitted by law; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your periods of employment with and/or separation from the

Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding and you further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such claim, charge or proceeding).

5.                                      Post-Separation Obligations.  You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your periods of employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition.  You further acknowledge and reaffirm your obligations under the Non-Competition, Non-Solicitation, Confidentiality and Assignment of Inventions Agreement you previously executed for the benefit of the Company, which remains in full force and effect.

6.                                      Non-Disparagement.  You understand and agree that, in consideration of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration.  For its part, the Company agrees that, in exchange for the promises and benefits you are conferring on it as described herein, its officers and directors shall be instructed not to make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding you; provided, however, that nothing herein shall be construed as preventing the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration.

7.                                      Cooperation.  To the extent permitted by law, you agree to cooperate fully with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, or a mediator or arbitrator.  Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration and to act as a witness when requested by the Company at reasonable times designated by the Company, provided that such cooperation does not unreasonably interfere with your personal or business affairs.  You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.  The Company shall reimburse you for all reasonable expenses (including travel and reasonable attorneys’ fees) associated with your cooperation pursuant to this Section 7.

8.                                      Return of Company Property.  You represent and confirm that you have returned to the Company all Company-owned property in your possession, custody or control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and Company vehicles, and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

9.                                      Business Expenses and Final Compensation.  You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your periods of employment by the Company, including, without limitation, payment for all wages, bonuses, equity, commissions and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.

10.                               Amendment and Waiver.  This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

11.                               Validity.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

12.                               Confidentiality.  To the extent permitted by law, you understand and agree that as a condition of the Severance Benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company, provided, however, that nothing herein shall prevent you from making truthful disclosures to any governmental entity or in any litigation or arbitration.  For its part, the Company agrees to keep the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, as confidential, and shall not be disclosed except to the extent required by federal or state law, as required by business necessity (e.g., to perform obligations hereunder), or as otherwise agreed to in writing by you, provided, however, that nothing herein shall prevent the Company from making truthful disclosures to any governmental entity or in any litigation or arbitration.

13.                               Tax Provision.  In connection with the Severance Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law, provided, however, that the Company remains responsible for all applicable taxes that are a Company obligation under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

14.                               Nature of Agreement.  You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.                               Acknowledgments.  You acknowledge that you have been given at least twenty-one (21) days to consider this Agreement, and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this Agreement.  You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement by notifying me in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period.  You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.

16.                               Voluntary Assent.  You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement.  You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement with an attorney.  You further state and represent that you have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

17.                               Arbitration and Equitable Relief.  Should a dispute arise in connection with, relating to, or concerning this Agreement, the parties obligations thereunder, your employment with or your separation from employment with the Company, the parties will first submit the dispute to non-binding mediation.  The Company will pay for the mediation and select the mediator.  Should the dispute remain unresolved after one day of mediation, the Company and you agree that said dispute or controversy arising out of, in relation to, or in connection with this Agreement or your employment with the Company, or the making, interpretation, construction, performance or breach of this Agreement shall be finally settled by binding arbitration in Massachusetts under the then current expedited rules of the American Arbitration Association by one (1) arbitrator mutually selected by the parties or in the event the parties cannot mutually agree, then appointed in accordance with such rules.  The Company will pay for the arbitration.  The arbitrator may grant injunctive or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court of competent jurisdiction.  The parties agree that, any provision of applicable law notwithstanding, they will not request and the arbitrator shall have no authority to award, punitive or exemplary damages against any party.  Notwithstanding anything in this Section 17 to the contrary, claims may be made in any Massachusetts court of competent jurisdiction by you or the Company for equitable relief to prevent a breach or threatened breach of any provision of this Agreement.  Both you and the Company expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to your employment with or termination from the Company.

18.                               Applicable Law.  This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

19.                               Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your Severance Benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith.  Nothing in this Section 19, however, shall modify, cancel or supersede your obligations set forth in Section 5 above.

[Signature page follows.]

If you have any questions about the matters covered in this Agreement, please call [INSERT NAME AND TELEPHONE NUMBER].

Very truly yours,

Kala Pharmaceuticals, Inc.

By:
[INSERT NAME]
[INSERT TITLE]

I hereby agree to the terms and conditions set forth above.  I have been given at least twenty-one (21) days to consider this Agreement, and I have chosen to execute this on the date below.  I intend that this Agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.

[INSERT EMPLOYEE NAME]	Date

To be returned in a timely manner as set forth on the first page of this Agreement.